Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Comcast Corporation of our report dated February 28, 2011 except for Notes 1 & 8 as to which the date is May 13, 2011, and except for the Consolidated Statement of Comprehensive Income and Note 19 as to which the date is February 22, 2012, with respect to the consolidated statements of income, comprehensive income, cash flows, and changes in equity of NBC Universal, Inc. and consolidated subsidiaries for the year ended December, 2010 (predecessor), appearing in the 2012 Annual Report on Form 10-K of NBCUniversal Media, LLC.

/s/ KPMG LLP

New York, New York

September 18, 2013